Exhibit 19
                                   ----------

   Annual report of Accountants with respect to the servicing of the contracts by the Servicer, pursuant to the Sale and Servicing Agreement

                          Independent Auditors' Report


The Board of Directors
The CIT Group/Sales Financing, Inc.:


We have examined management's assertion about The CIT Group/Sales Financing, Inc.'s (the Company), a wholly-owned subsidiary of The CIT Group, Inc., compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 1997 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company has complied in all material respects with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.






                                               /s/ KPMG Peat Marwick LLP
                                              --------------------------
                                              KPMG Peat Marwick LLP
March 13, 1998